FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT

FEE WAIVER AND EXPENSE ASSUMPTION AGREEMENT, dated as of ________, 2012, between DFA Investment Dimensions Group Inc., a Maryland corporation (the “Fund”), on behalf of the Global Fixed Income (GBP Hedged) Portfolio (the “Global Portfolio”) and the T.A. World ex U.S. Targeted Value Portfolio (the ”World Portfolio,” and together with the Global Portfolio, each a “Portfolio”), and Dimensional Fund Advisors LP, a Delaware limited partnership (“Dimensional”).

WHEREAS, Dimensional has entered into an Investment Advisory Agreement with the Fund, on behalf of each Portfolio, pursuant to which Dimensional provides investment management services for the Portfolio, and for which Dimensional is compensated based on the average net assets of such Portfolio; and

WHEREAS, the Fund and Dimensional have determined that it is appropriate and in the best interests of each Portfolio and its shareholders to limit the expenses of the Portfolio;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Fee Waiver and Expense Assumption by Dimensional.

(a)           With respect to the Global Portfolio, Dimensional agrees to waive up to the full amount of the Global Portfolio’s management fee of 0.25%, to the extent necessary to offset the proportionate share of the management fees paid by the Global Portfolio through its investment in other funds managed by Dimensional (the “Underlying Funds”) (including the Global Portfolio’s proportionate share of any management fees that an Underlying Fund paid through its investment in an affiliated cash management fund).  In addition, Dimensional also agrees to waive all or a portion of the management fee and to assume the expenses of a class of the Global Portfolio, to the extent necessary to reduce the ordinary operating expenses (including expenses incurred through its investment in other investment companies but excluding any applicable 12b-1 fees) (“Global Portfolio Expenses”) of a class of the Global Portfolio, so that such Global Portfolio Expenses do not exceed 0.50% of the average net assets of a class of the Global Portfolio on an annualized basis (the “Global Portfolio Expense Limitation Amount”).

(b)            With respect to the World Portfolio, Dimensional agrees to waive up to the full amount of the World Portfolio’s management fee of 0.58%, to the extent necessary to offset the proportionate share of the management fees paid by the World Portfolio through its investment in other funds managed by Dimensional (the “Underlying Funds”) (including the World Portfolio’s proportionate share of any management fees that an Underlying Fund paid through its investment in an affiliated cash management fund).  In addition, Dimensional also agrees to waive all or a portion of the management fee and to assume the expenses of a class of the World Portfolio, to the extent necessary to reduce the ordinary operating expenses (including expenses incurred through its investment in other investment companies but excluding any applicable 12b-1 fees) (“World Portfolio Expenses”) of a class of the World Portfolio, so that such World Portfolio Expenses do not exceed 0.80% of the average net assets of a class of the World Portfolio on an annualized basis (the “World Portfolio Expense Limitation Amount”).

2.
Duty to Reimburse Dimensional.  If, at any time, (i) the Global Portfolio Expenses are less than the Global Portfolio Expense Limitation Amount of a class of shares of the Global Portfolio, or (ii) the World Portfolio Expenses are less than the World Portfolio Expense Limitation Amount of a class of shares of the World Portfolio, then the Fund, on behalf of the applicable Portfolio, shall reimburse Dimensional for any fees previously waived and/or expenses previously assumed to the extent that such reimbursement will not cause the annualized Portfolio Expenses for such class of shares of the Portfolio to exceed the applicable Portfolio Expense Limitation Amount identified above.  There shall be no obligation of the Fund, on behalf of a Portfolio, to reimburse Dimensional for fees waived or expenses previously assumed by Dimensional more than thirty-six (36) months prior to the date of any reimbursement.

3.	Assignment. No assignment of this Agreement shall be made by Dimensional without the prior consent of the Fund.

4.
Duration and Termination.  This Agreement shall continue in effect through _______, 201_, and shall continue in effect from year to year thereafter, unless and until the Fund or Dimensional notifies the other party to the Agreement, at least thirty days prior to the end of the one-year period for the Portfolio, of its intention to terminate the Agreement.  This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement for the Portfolio.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DIMENSIONAL FUND ADVISORS LP	DFA INVESTMENT DIMENSIONS GROUP INC.

By: DIMENSIONAL HOLDINGS INC., General Partner

By: ____________________________	By: ____________________________
Name: _________________________	Name: _________________________
Title: ____________________________	Title: ____________________________